Exhibit 3.23

LIMITED PARTNERSHIP AGREEMENT
RH of Indiana, L.P.

     THIS LIMITED PARTNERSHIP AGREEMENT (hereinafter referred to as this “Agreement”) made this 31st day of December, 1995 by and among RH Builders of Indiana, Inc., an Indiana corporation (“General Partner”) as general partner and RH Investment of Indiana, Inc., an Indiana corporation (“RHII”) and The Ryland Group, Inc., a Maryland corporation (“TRG”) as limited partners.

WITNESSETH:

     WHEREAS, the parties desire to form a limited partnership (the “Partnership”) under the Indiana Revised Uniform Limited Partnership Act, as amended, for the purposes, and upon the terms and conditions, set forth hereinafter;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree, intending to be legally bound, as follows:

ARTICLE I – Organizational Matters

     Section 101. Formation, Name and Principal Place of Business.

     The business and affairs of the Partnership shall be conducted under the name “RH of Indiana, L.P.”. RHII and TRG are sometimes referred to hereinafter collectively as “Limited Partners” and individually as a “Limited Partner.” The Limited Partners and the General Partner are collectively referred to as “Partners,” individually, a “Partner”. Other capitalized terms not specifically defined in the first eight Articles of this Agreement are defined in Article IX hereof.

     The rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the provisions of this Agreement, and to the extent not so addressed herein, shall be governed by the Act.

     The principal place of business of the Partnership shall be at 7400 N. Shadeland Avenue, Suite 250, Indianapolis, Indiana 46250.

     Section 102. Purpose of the Partnership. The purpose of the Partnership shall be to (i) acquire, zone, engineer, improve, subdivide, and develop into finished residential lots, property located in the State of Indiana that the Partnership determines to acquire (the “Property”), (ii) obtain financing for the acquisition and development of the Property in the manner determined by the Partners, (iii) construct on the Property residences for sale; (iv) sell, transfer, convey, exchange and otherwise dispose of any or all lots constituting the Property as determined by the

Partners, and (v) do and perform all acts necessary, incidental or convenient to carrying out the Partnership’s business purpose.

     Section 103. Scope of Partners Authority.

     Except as otherwise expressly and specifically provided in this Agreement, no Partner shall have any authority to act for or to assume any obligations or responsibility on behalf of the other Partners or the Partnership.

     Section 104. Term.

     The Partnership shall exist for a term commencing on January 1, 1996, and continuing until December 31, 2035 and thereafter from year to year, unless earlier terminated in accordance with the provisions hereof.

     Section 105. Percentage Interests.

     Each Partner shall own the percentage interest in the Partnership as set forth in Exhibit A (the “Percentage Interest”).

ARTICLE II – Management

     Section 201. Management of Partnership Business. The General Partner shall have the sole right to manage the business of the Partnership. The General Partner shall use its best efforts to carry out the purposes, business and objectives of the Partnership and shall devote to the Partnership business such time as shall be reasonably required for its welfare and success.

     Section 202. Powers of General Partner. The General Partner shall have all necessary powers to carry out the purposes, business and objectives of the Partnership, subject to the limitations and conditions specified in this Agreement, and shall possess and enjoy all the rights and powers of a partner of a partnership without limited partners except as otherwise provided herein and by Indiana law.

     Section 203. Exercise of Rights and Powers by General Partner. The General Partner is authorized to enter into and execute any document or instrument for and on behalf of the Partnership, in connection with and as required for the carrying out of the purposes, business and objectives referred to in Section 102.

     Section 204. Reliance on Acts of General Partner. No financial institutions or any other person, firm or corporation dealing with the General Partner shall be required to ascertain whether it is acting in accordance with this Agreement, but such financial institution or such other person, firm or corporation shall be protected in relying solely upon the deed, transfer, or assurance of and the execution of such instrument or instruments by the General Partner.

     Section 205. Liability of Limited Partners. The Limited Partners shall not participate in the management or control of the business of, or transact any business for, the Partnership. No

Limited Partner shall be personally liable for any of the debts, liabilities, obligations or contracts of the Partnership, nor shall a Limited Partner be required to lend any funds to the Partnership. A Limited Partner shall be liable only to make payment of its Capital Contributions as and when due hereunder. If and to the extent a Limited Partner’s Capital Contributions shall be fully paid, the Limited Partner shall not, except as required by the express provisions of the Act, be required to make any further Capital Contributions.

     Section 206. Tax Matters Partner and Agent. The General Partner shall be the Tax Matters Partner for purposes of Section 6231(a)(7) of the Code and shall have all of the authority granted by the Code to the Tax Matters Partner. The General Partner shall be the agent of the Partnership for service of process in the State of Indiana.

ARTICLE III – Financial Matters

     Section 301. Capital Accounts.

     A. An individual Capital Account shall be maintained for each Partner according to generally accepted accounting principles.

     The Capital Account of each Partner shall be:

     (a) increased by:

(i)	the aggregate amount of such Partner’s cash contributions to the Partnership;

(ii)	the Book Value (as defined below of property contributed by such Partner, net of liabilities secured by such property;

(iii)	such Partner’s share of Profits; and

     (b) decreased by:

(i)	cash distributions to such Partner from the Partnership;

(ii)	such Partner’s share of Losses;

(iii)	the Book Value of distributions in kind made to such Partner, net of liabilities secured by such property that such Partner is deemed to assume or take subject to.

     B. For purposes of computing the balance in a Partner’s Capital Account, no credit shall be given for any Capital Contribution which such Partner is obligated to make until such contribution is actually made. “Capital Contribution” refers to the total amount of cash and Book Value (net of liabilities) of any property contributed to the Partnership by that Partner.

     C. With respect to any asset of the Partnership, Book Value is the asset’s adjusted basis for federal income tax purposes, except that the initial Book Value of any asset contributed by a Partner to the Partnership shall be the Fair Market Value of such asset.

          The Book Value of any Partnership asset distributed to any Partner shall be the Fair Market Value of such asset on the date of distribution.

          Book Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     Section 302. Initial Capital Contributions.

     The Partners shall each contribute an initial capital contribution in the form and the amounts set forth on Exhibit B hereof (“Initial Capital Contribution”), which may be adjusted on or before February 29, 1996, to reflect actual values as of December 31, 1995.

     Section 303. Additional Capital Contributions.

     If the Partners determine that further capital contributions are required to carry out the business of the Partnership, the Partners will meet and attempt to resolve the situation, provided, however, that unless specifically approved by all Partners, no Partner shall be required to contribute any sums in excess of its Initial Capital Contribution.

     Section 304. Partner Loans.

     Each Partner making a Partner Loan shall be entitled to receive interest thereon, payable out of Distributable Cash pursuant to Sections 306 and 503 hereof. Interest on Partner Loans outstanding from time to time (“Basic Interest”) shall be computed at the per annum rate equal to the prime rate of First National Bank of Maryland.

     Section 305. Allocation of Profits and Losses.

     A. Profits. Profits for any fiscal year shall be allocated in the following order and priority:

1.	First, each Partner will be allocated, pro rata, based on negative Capital Account balances, an amount which is equal to the amount, if any, by which zero exceeds the balance in such Partner’s Capital Account;

2.	Second, to each Partner until the cumulative Profits allocated pursuant to this Section 305 A.2. are equal to (i) such Partner’s aggregate Capital Contribution, less (ii) the aggregate of any Distributable Cash, as hereinafter defined, distributed to such Partner pursuant to Section 306 (and, if applicable, Section 503 B.) hereof from the inception of the Partnership to the end of such fiscal year; and

3.	The balance, if any, shall be allocated to the Partners in accordance with their Percentage Interests.

     B. Losses. Losses for any fiscal year shall be allocated as follows:

1.	First, to the Partners, pro rata, according to the positive balance in their Capital Accounts until their Capital Accounts are reduced to zero; and

2.	The balance, if any, shall be allocated to the Partners in accordance with their Percentage Interests.

     Section 306. Cash Distribution to Partners.

     A. As used in this Agreement, the term “Distributable Cash” means any and all Partnership cash, demand deposits and short-term marketable securities not otherwise required for any Partnership purpose.

     B. Distributable Cash shall be distributed to the Partners on a quarterly basis unless otherwise agreed to by the Partners in the following order of priority:

1.	First: To the payment of interest accrued and principal outstanding of Partner Loans.

2.	Second: To the Partners in the amount of, and in proportion to, (i) each Partner’s aggregate Capital Contributions, less (ii) the aggregate of any Distributable Cash distributed to such Partner pursuant to Section 306 from the inception of the Partnership to the date of such distribution.

3.	Third: The remainder, to the Partners in accordance with their Percentage Interests.

     C. Notwithstanding the foregoing, distributions to the Partners in liquidation of the Partnership shall be made in accordance with the provisions of Section 503.

ARTICLE IV – Accounting

     Section 401. Books of Account.

     All of the budget, projections, and financial records of the Partnership (“Books of Account”) shall be maintained, and a complete, true and accurate account and record of all of the business of the Partnership shall be maintained in accordance with generally accepted accounting principles. Records shall be kept as necessary to reflect any difference between book and tax accounting.

     Section 402. General Accounting Provisions.

     A. The Books of Account shall be maintained, and Profit and Loss shall be calculated on an accrual basis of accounting.

     B. No provision shall be made for state or federal income taxes in computing Profit and Loss.

     C. In the event a question should arise as to an accounting method or procedure to be used relative to any aspect of the accounting for the business of the Partnership, and such question cannot be resolved by reference to a specific provision set forth herein, such question shall be resolved by reference to generally accepted accounting principles.

     Section 403. Financial Statements.

     A. The audited financial statements shall include a balance sheet, profit and loss statement and sources and uses of funds statement prepared on the accrual method of accounting and in accordance with generally accepted accounting principles.

     B. The Books of Account shall be available for inspection and audit by any Partner or its agents at any reasonable time.

     C. The General Partner shall file the Partnership tax returns.

     Section 404. Quarterly Financial Reporting.

     During the term of the Partnership, TRG shall prepare on a quarterly basis an unaudited balance sheet and income statement for the Partnership in accordance with generally accepted accounting principles.

     Section 405. Fiscal Year.

     The fiscal year of the Partnership shall be the calendar year.

ARTICLE V – Dissolution and Liquidation of the Partnership

     Section 501. Events of Dissolution.

     The Partnership shall be dissolved upon the earliest to occur of the following events or dates:

     A. The expiration of the term set forth in Section 104.

     B. Any date for dissolution approved by the Partners.

     C. The liquidation and distribution of all of the Partnership’s assets pursuant to the provisions of this Agreement.

     E. A Partner’s Bankruptcy.

     Section 502. Events of Default.

     The following occurrences are “Events of Default:”

     A. The failure by any Partner to comply with, or to perform any material duty required by, any of the provisions of this Agreement, or the violation by any Partner of any material provision of this Agreement, and the continuance of such failure to comply or perform or such violation for a period of thirty (30) days after written notice thereof is given to such Partner by another Partner, specifying such failure or violation or, in the event that such failure or violation cannot be cured within thirty (30) days, the failure to diligently commence curative action within thirty (30) days after such notice is given; and

     B. A Partner’s Bankruptcy.

     Section 503. Liquidation of the Partnership.

     Upon the Partnership’s Liquidation either pursuant to the foregoing provisions of this Agreement or by operation of law, the Partners shall wind up the Partnership’s affairs in accordance with the following procedures:

     A. The Partners shall allow a reasonable time to liquidate on an orderly basis the Partnership’s assets and property and to discharge its liabilities to creditors.

     B. The Partners shall distribute and apply the proceeds of such liquidation, and/or the Partnership’s assets in kind, in the following order of priority:

1.	First, to the payment of the expenses of liquidation, if any, as mutually determined by the Partners, and the payment of the Partnership’s debt and liabilities to any person other than a Partner.

2.	Second, to the creation of any reserve which the Partners deem reasonably necessary for any contingent or unforeseen liability or obligation of the Partnership, provided, however, that any such reserves established hereunder shall be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Partners deem advisable, of distributing the balance of such reserves in the manner provided hereinafter in this Section.

3.	Third, to the payment of accrued interest and the outstanding principal balance of all Partner Loans and any debts and liabilities of the Partnership to Partners other than Capital Accounts.

4.	Fourth, to the Partners in the amount of, and in proportion to, each Partner’s aggregate Capital Contributions to the extent not repaid.

5.	Fifth, to the Partners in the amount of, and in proportion to, each Partner’s positive Capital Account balance.

6.	Sixth, the remainder to the Partners in accordance with their Percentage Interests.

     C. If any assets of the Partnership are to be distributed in kind, they shall be distributed on the basis of their Fair Market Value, and any Partner entitled to any interest in the assets distributed shall receive its interest as a tenant-in-common with all other Partners so entitled. If assets are to be distributed in kind, the Partners’ Capital Accounts shall be appropriately adjusted before any such distribution to reflect the increases or decreases to the Capital Accounts which would have occurred if the property distributed in kind had been sold for its Fair Market Value by the Partnership prior to the distribution.

     D. Each Partner waives any rights to distributions to the extent that the provisions of this Section vary the priorities provided by law.

ARTICLE VI – Restrictions on Transfer of Partnership Interest

     Section 601. Restrictions on Transfer of Partnership Interest.

     Unless approved in writing by the other Partners, no Partner may sell, assign, pledge, transfer, convey, encumber or otherwise dispose of (or enter into any contract for the sale, assignment, pledge, transfer, conveyance, encumbrance, or other disposition of) all or any portion of its interest in the Partnership (collectively, a “Disposition”).

     Section 602. Transfers Ineffective.

     No Disposition of a Partner’s Interest shall be effective to convey the subject matter thereof until the other Partner’s written consent is obtained as required by Section 601 and all such certificates and other documents reasonably required by the other Partners shall have been executed and filed. Dispositions attempted without compliance with this Article shall be void and of no effect.

ARTICLE VII – Indemnification and Contribution Section

     Section 701. Indemnification by a Partner.

     Each Partner shall indemnify and hold the other Partners and the Partnership harmless from all claims, damage, loss or expense in connection with the Partnership caused by its gross negligence or grossly negligent omissions, continued negligence or negligent omissions. Additionally, each Partner shall indemnify and hold the other Partners and the Partnership harmless from all claims, actions and liabilities arising from any acts on the part of the Partner which are outside the authority granted to such Partner under this Agreement.

     Section 702. Indemnification by the Partnership.

     The Partnership, to the extent of its assets, shall indemnify and hold the Partners harmless from and against any loss, expense, damage, or injury suffered or sustained by them by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, provided that the same (i) were incurred within the scope of the Partners’ authority, and (ii) were not the result of gross negligence, or continuing negligence on the part of the Partners.

ARTICLE VIII – General

     Section 801. Notices.

     All notices required or submitted hereunder shall be deemed given if deposited in the United States mail, registered or certified, postage prepaid, and addressed as follows:

If to General Partner
or RHII:	7400 N. Shadeland Avenue
Suite 250
Indianapolis, IN 46250
Attn: Division Manager

If to TRG:	11000 Broken Land Parkway
Columbia, MD 21044
Attn: General Counsel

     Any Partner may change its address by giving notice, in writing, stating its new address to the other Partner.

     Section 802. Governing Law.

     This Agreement is made in and shall be construed in accordance with the laws of the State of Indiana.

     Section 803. Entire Agreement.

     This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, and all understandings, negotiations or discussions of the parties, whether oral or written. No variance, modification or changes to this Agreement shall be binding upon any party hereto unless set forth in a document duly executed by both parties.

     Section 804. Severability.

     If any provision of this Agreement is held to be invalid, the remaining provisions shall not be affected thereby but shall continue in full force and effect.

     Section 805. Successors and Assigns.

     This Agreement shall be binding upon and, subject to Section 601 hereof, inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 806. Relationship of Partners.

     Nothing contained in this Agreement shall constitute the Partners as partners with each other outside of the Partnership business or render them liable for any debts or obligations of any other Partner (including a Partner’s obligations with respect to its respective percentage of any indebtedness of the Partnership), nor shall any Partner be constituted the agent of any other Partner except to the extent herein specifically permitted.

     Section 807. Counterparts.

     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

     Section 808. Captions.

     Captions to and headings of the articles, sections and subsections, paragraphs or subparagraphs of this Agreement are inserted solely for the convenience of the parties, are not a part of this Agreement, and in no way define, limit, extend or describe the scope or the intent of any of the provisions.

     Section 809. Waiver of Partition.

     Except as otherwise provided herein, each Partner, its successors and assigns, irrevocably waives all right to maintain any actions for partition or to compel any sale with respect to any assets or properties of the Partnership.

     Section 810. Power of Attorney.

     The Limited Partners hereby appoint the General Partner, their attorney in fact for the purpose of signing all documents necessary to form the Partnership under the Act.

ARTICLE IX – Definitions

     “Act” means the Indiana Revised Uniform Limited Partnership Act, as amended, Indiana Code, Title 23, Article 16.

     “Bankruptcy” shall be deemed, for purposes of this Agreement, to have occurred with respect to a Partner either (a) when it (i) applies for or consents to the appointment of a receiver, trustee or liquidator of such Partner or of all or a substantial part of it assets, (ii) files a voluntary petition in bankruptcy, (iii) makes an assignment for the benefit of its creditors, other than in the ordinary course of its business, (iv) files a petition or an answer seeking a reorganization or an arrangement with its creditors or seeking to take advantage of any insolvency law, (v) performs any other act of bankruptcy, or (vi) files an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (b) if (i) an order, judgment or decree is entered by any court of competent jurisdiction adjudicating such Partner a bankrupt or an insolvent, or approving a petition seeking such a reorganization, or appointing a receiver, trustee or liquidator of such Partner or of all or a substantial part of its assets, or (ii) there otherwise commences as to such Partner or any of its assets any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or like law or statute, and if such order, judgment, decree or proceeding continues unstayed for any period of sixty (60) consecutive days after any stay thereof expires.

     “Book Value” shall have the meaning ascribed to it in Section 301.C.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Depreciation” means for each calendar year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Book Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to the initial Book Value (as subsequently adjusted) as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such initial adjusted tax basis.

     “Distributable Cash” shall have the meaning ascribed to it in Section 306.A.

     “Fair Market Value” means with respect to any asset, that net value agreed upon by the Partners in an arms’ length negotiation or, if such agreement cannot be reached within fifteen (15) days after any Partner has notified the other Partners in writing that such asset must be valued for purposes of this Agreement, by an independent appraiser mutually selected by the Partners in good faith. The appraiser shall value such asset. The expenses of the appraisal shall be borne by the Partnership.

     “Interest” or “Partnership Interest” means the entire ownership interest (which may be segmented into and/or expressed as a percentage of various rights and/or liabilities) of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in the Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of the Act.

     “Property” shall have the meaning ascribed to it in Section 102.

     “Regulations” mean those regulations promulgated under the Code as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provision of succeeding Regulations.

     IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto as of the day and year first above written.

WITNESS OR ATTEST:	RH Builders of Indiana, Inc., General Partner

By:
/s/ Denise D. Dyer		/s/ Pete Skelly
Pete Skelly, Vice President

RH Investment of Indiana, Inc., Limited Partner

By:
/s/ Denise D. Dyer		/s/ Skip Scott
Kip Scott, President

The Ryland Group, Inc., Limited Partner

By:
/s/ [illegible]		/s/ Susan Cass
Susan Cass, Vice President